Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Recursion Pharmaceuticals, Inc. of our report dated March 21, 2024 relating to the financial statements of Exscientia Plc, which appears in the Current Report on Form 8-K filed by Recursion Pharmaceuticals, Inc. on September 3, 2024.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
November 20, 2024